Exhibit 10.1

Summary of

Accelerated Vesting of Certain Options

On August 11, 2005, our Compensation Committee accelerated the vesting of 220,000 out-of-the-money stock options exercisable at $40.39 per share and 243,975 out-of-the-money stock options exercisable at $44.43 per share.

The options were issued to key PharmaNet, Inc. executives in December 2004. 103,800 of the stock options exercisable at $44.43 per share are held by Mr. Jeffrey P. McMullen, who is the president and chief executive officer of PharmaNet. Mr. McMullen is also one of our executive officers and serves on our board of directors. One half of the options described above were to have vested in 2006 and the remainder were to have vested in 2007, subject to continued employment on each vesting date. In addition, each executive has agreed not to sell any shares of common stock issued as the result of options exercised prior to the original applicable vesting dates except to the extent necessary to pay SFBC the exercise price.

The primary purpose of the accelerated vesting was to eliminate future compensation expense the Company would otherwise recognize in its consolidated statement of operations with respect to these accelerated options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment.

The acceleration of the vesting of these options did not result in a charge based on accounting principles generally accepted in the United States.